Exhibit 10.2
FOURTH AMENDMENT
TO CREDIT AGREEMENT
     This FOURTH AMENDMENT TO CREDIT AGREEMENT is entered into as of July 27, 2005 (this “Amendment”) by and between BROCADE COMMUNICATIONS SYSTEMS, INC. (“Borrower”), and COMERICA BANK, successor by merger to Comerica Bank -California (“Bank”).
RECITALS
     A. Borrower and Bank have previously entered into that certain Credit Agreement dated as of January 5, 2000, as amended by the First Amendment to Credit Agreement dated as of March 21, 2000, as amended by the Second Amendment to Credit Agreement dated as of September 20, 2000, as amended by the Third Amendment to Credit Agreement dated as of January 22, 2001 (the “Credit Agreement”).
     B. Borrower and Bank desire to amend the Credit Agreement on the terms and conditions set forth herein.
     NOW, THEREFORE, Borrower and Bank hereby amend and supplement the Credit Agreement as follows:
     1. DEFINITIONS. All initially capitalized terms used in this Amendment shall have the meanings given to them in the Credit Agreement unless specifically defined herein.
     2. AMENDMENTS.
          1.1. The following definitions in Section 1.2 of the Credit Agreement are hereby alphabetically added or amended and restated to read as follows:
               “Letter(s) of Credit” means any standby letter of credit issued by Bank at Borrower’s request in accordance with Sections 2 and 3 of the Credit Agreement.
               “Letter of Credit Agreement(s)” means any Standby Letter of Credit Application and Agreement between Borrower and Bank, including without limitation those certain Letters of Credit in the aggregate amount of $8,342,661.00.
               “Letter of Credit Documents” means this Amendment, the Credit Agreement, any future amendments to the Credit Agreement, the Letters of Credit and the Letter of Credit Agreements.
               “Permitted Investment” means: (a) Investments existing on the Statement Date; (b) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within three (3) years from the date of acquisition thereof; (c) commercial paper maturing no more than three (3) years from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc.; (d) certificates of deposit maturing no more than three (3) years from the date of investment therein issued by Bank; and (e) an Investment with an aggregate value of not more than One Hundred Million Dollars ($100,000,000) in any Person.
               “Quick Assets” means, at any date as of which the amount thereof shall be determined, the unrestricted cash and cash-equivalents, net accounts receivable, and investments with maturities not to exceed one year, of Borrower, determined in accordance with GAAP.
               “Quick Ratio” means Quick Assets to Current Liabilities.
          1.2 Section 6.6 “Litigation” of the Credit Agreement is hereby amended in full to read as follows:
“6.6 Litigation. Except as disclosed by Borrower in its quarterly reports on Forms 10-Q and annual reports on Forms 10-K filed with the Securities and Exchange Commission pursuant to the Exchange Act or otherwise disclosed by Borrower in writing, there are no actions or proceedings (whether or not purportedly on behalf of Borrower) pending, or to the knowledge of Borrower threatened, against or affecting Borrower at law or in equity or before or by any Person, which, if adversely determined, could have a material adverse effect on the business, properties, or financial condition of Borrower. Borrower is not in default with respect to any applicable laws or regulations which affect the operations or financial condition of Borrower, nor is it in default with respect to any other writ, injunction, demand, or decree of any court or any Person or in default under any indenture, agreement, or other instrument to which Borrower is a party or by which Borrower is bound.”
          1.3 Section 8.2 “Tangible Effective Net Worth” of the Credit Agreement is hereby deleted and not replaced, effective December 6, 2004.
          1.4 Section 8.3 “Profitability” of the Credit Agreement is hereby deleted and not replaced, effective as of January 24, 2004.
          1.5 A new Section 13 is hereby added to the Credit Agreement to read as follows:
“13. REFERENCE PROVISION.
                    If and only if the jury trial waiver set forth in Section 11 of this Agreement is invalidated for any reason by a court of law, statute or otherwise, the reference provisions set forth below shall be substituted in place of the jury trial waiver. So long as the jury trial waiver remains valid, the reference provisions set forth in this Section shall be inapplicable.
13.1 Mechanics. Each controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement, any security agreement executed by Borrower in favor of Bank, any note executed by Borrower in favor of Bank or any other document, instrument or agreement executed by Borrower with or in favor of Bank (collectively in this Section, the “Loan Documents”), other than (i) all matters in connection with nonjudicial foreclosure of security interests in real or personal property; or (ii) the appointment of a receiver or the exercise of other provisional remedies (any of which may be initiated pursuant to applicable law) that are not settled in writing within fifteen (30) days after the date on which a party subject to the Loan Documents gives written notice to all other parties that a Claim exists (the “Claim Date”) shall be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure, or their successor sections (“CCP”), which shall constitute the exclusive remedy for the resolution of any Claim concerning the Loan Documents, including whether such Claim is subject to the reference proceeding. Except as set forth in this section, the parties waive the right to initiate legal proceedings against each other concerning each such Claim. Venue for these proceedings shall be in the Superior Court in the County where the real property, if any, is located or in a County where venue is otherwise appropriate under state law (the “Court”). By mutual agreement, the parties shall select a retired Judge of the Court to serve as referee, and if they cannot so agree within fifteen (1.5) days after the Claim Date, the Presiding Judge of the Court (or his or her representative) shall promptly select the referee. A request for appointment of a referee may be heard on an ex parte or expedited basis. The referee shall be appointed to sit as a temporary judge, with all the powers for a temporary judge, as authorized by law, and upon selection should take and subscribe to the oath of office as provided for in Rule 244 of the California Rules of Court (or any subsequently enacted Rule). Each party shall have one peremptory challenge pursuant to CCP §170.6. Upon being selected, the referee shall (a) be requested to set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection and (b) if practicable, try any and all issues of law or fact and report a statement of decision upon them within ninety (90) days of the date of selection. The referee will have power to expand or limit the amount of discovery a party may employ. Any decision rendered by the referee will be final, binding and conclusive, and judgment shall be entered pursuant to CCP §644 in any court in the State of California having jurisdiction. The parties shall complete all discovery no later than fifteen (15) days before the first trial date established by the referee. The referee may extend such period in the event of a party’s refusal to provide requested discovery for any reason whatsoever, including, without limitation, legal objections raised to such discovery or unavailability of a witness due to absence or illness. No party shall be entitled to “priority” in conducting discovery. Either party may take depositions upon seven (7) days written notice, and shall respond to requests for production or inspection of documents within ten (10) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding upon the parties. Pending appointment of the referee as provided herein, the Superior Court is empowered to issue temporary and/or provisional remedies, as appropriate.
13.2 Procedures. Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of all hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. Except for trial, all proceedings and hearings conducted before the referee shall be conducted without a court reporter unless a party requests a court reporter. The party making such a request shall have the obligation to arrange for and pay for the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties shall equally bear the costs of the court reporter at the trial and the referee’s expenses
13.3 Application of Law. The referee shall determine all issues in accordance with existing California case and statutory law. California rules of evidence applicable to proceedings at law will apply to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, to. provide all temporary and/or provisional remedies and to enter equitable orders that shall be binding upon the parties. At the close of the reference proceeding, the referee shall issue a single judgment at disposing of all the claims of the parties that are the subject of the reference. The parties reserve the right (i) to contest or appeal from the final judgment or any appealable order or appealable judgment entered by the referee and (ii) to obtain findings of fact, conclusions of laws, a written statement of decision, and (iii) to move for a new trial or a different judgment, which new trial, if granted, shall be a reference proceeding under this provision.
13.4 Repeal. If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by the reference procedure herein described will be resolved and determined by arbitration conducted by a retired judge of the Court, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery as set forth in this Section shall apply to any such arbitration proceeding.
THE PARTIES RECOGNIZE AND AGREE THAT ALL DISPUTES RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY, AND THAT THEY ARE IN EFFECT WAIVING. THEIR RIGHT TO TRIAL BY JURY IN AGREEING TO THIS REFERENCE PROVISION. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY DISPUTE BETWEEN THEM WHICH ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS.”

     3. EXTENSION. Bank hereby extends the due date for Borrower’s delivery of its Form 10-Q for the fiscal quarter ending April 30, 2005 to September 15, 2005.
     4. REPRESENTATIONS AND WARRANTIES. Borrower hereby affirms to Bank that all of Borrower’s representations and warranties set forth in the Credit Agreement are materially true, complete and accurate in all material respects as of the date hereof.
     5. NO DEFAULTS. Borrower hereby affirms to Bank that no Event of Default has occurred and is continuing as of the date hereof.
     6. CONDITION PRECEDENT. The effectiveness of this Amendment is expressly conditioned upon the receipt by Bank of an executed copy of this Amendment.
     7. COSTS AND EXPENSES. Borrower shall pay to Bank all of Bank’s out-of- pocket costs and expenses (including, without limitation, the reasonable fees and expenses of its counsel, which may include search fees, filing and recording fees, and documentation fees) arising in connection with the preparation, execution, and delivery of this Amendment and all related documents.
     8. LIMITED EFFECT. In the event of a conflict between the terms and provisions of this Amendment and the terms and provisions of the Credit Agreement, the terms and provisions of this Amendment shall govern. In all other respects, the Credit Agreement, as amended and supplemented hereby, shall remain in full force and effect.
     9. COUNTERPARTS; EFFECTIVENESS. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed and delivered shall be deemed to be an original. All such counterparts, taken together, shall constitute but one and the same Amendment. This Amendment shall become effective upon (a) the payment of any amounts due and payable pursuant to Section 7, (b) execution by Borrower and delivery to Bank of a counterpart of this Amendment, and (c) execution by Bank of a counterpart of this Amendment.
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     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

COMERICA BANK

By:	/s/ Kenneth W. Le Deit
Title:	FVP-TLS Division

BROCADE COMMUNICATIONS SYSTEMS, INC.

By:	/s/ Antonio Canova
Title:	CFO, VP Administration

COMPLIANCE CERTIFICATE

TO:	COMERICA BANK

FROM:	BROCADE COMMUNICATIONS SYSTEMS, INC.
The undersigned authorized officer of BROCADE COMMUNICATIONS SYSTEMS, INC. hereby certifies that in accordance with the terms and conditions of the Credit Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending                                          with all required covenants, except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.
Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required		Complies
Quarterly Financial Statements (10Q)	Quarterly within 45 days	Yes	No
Annual (CPA Audited, 10K)	FYE within 90 days	Yes	No

Financial Covenant	Required	Actual	Complies
Maintain on a Monthly Basis:
Minimum Quick Ratio	2.00:1.00	:1.00	Yes	No

Comments Regarding Exceptions: See
Attached.

Sincerely,

SIGNATURE

TITLE

DATE

BANK USE ONLY

Received by:

AUTHORIZED SIGNER

Date:

Verified:

AUTHORIZED SIGNER

Date:

Compliance Status                 Yes          No